Exhibit 10.1
CHESAPEAKE ENERGY CORPORATION
$750,000,000 8.000% Senior Notes due 2027
PURCHASE AGREEMENT
May 22, 2017
Citigroup Global Markets Inc.

As Representative (the “Representative”) of the Several Purchasers
c/o Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013
Ladies and Gentlemen:
1. Introductory. Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), proposes, subject to the terms and conditions stated herein, to issue and sell to the several initial purchasers named in Schedule A hereto (the “Purchasers”) $750,000,000 principal amount of its 8.000% Senior Notes due 2027 (the “Offered Securities”). The Offered Securities will be unconditionally guaranteed on a senior unsecured basis (the “Guarantees”) by each subsidiary of the Company named in Schedule B hereto (collectively, the “Subsidiary Guarantors”), and subject to certain exceptions, by subsequently acquired domestic subsidiaries of the Company in accordance with the terms of the Indenture (as defined below). The Offered Securities are to be issued under an indenture dated as of April 24, 2014, among the Company, the Subsidiary Guarantors and Deutsche Bank Trust Company Americas, a New York banking corporation, as trustee (the “Trustee”), as supplemented by the seventh supplemental indenture to be dated June 6, 2017, among the Company, the Subsidiary Guarantors and the Trustee (the “Indenture”). References to the “Offered Securities” shall include the Guarantees, unless the context otherwise requires.
The Offered Securities will be sold to the Purchasers in a transaction not registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption therefrom. The Company has prepared a preliminary offering circular dated May 22, 2017 (the “Preliminary Offering Circular”) and will prepare an offering circular dated the date hereof (the “Offering Circular”) setting forth information concerning the Company and the Offered Securities. Copies of the Preliminary Offering Circular have been, and copies of the Offering Circular will be, delivered by the Company to the Purchasers pursuant to the terms of this Agreement. Capitalized terms used but not defined herein shall have the respective meanings given to such terms in the Preliminary Offering Circular. References herein to the Preliminary Offering Circular, the Time of Sale Information and the Offering Circular shall be deemed to refer to and include all of the Incorporated Documents (as defined below). The “Time of Sale” means 4:05 p.m. New York City Time, on May 22, 2017. The “Time of Sale Information” means the Preliminary Offering Circular together with the pricing term sheet substantially in the form of Schedule C hereto and the written communications listed on Schedule D hereto. The “Offering Documents” means the Time of Sale Information and the Offering Circular.
Holders of the Offered Securities (including the Purchasers and their direct and indirect transferees) will be entitled to the benefits of a Registration Rights Agreement, to be dated as of the Closing Date (as defined below) (the “Registration Rights Agreement”), pursuant to which the Company and each Subsidiary Guarantor will agree to file, under the circumstances set forth therein, one or more registration statements with the Securities and Exchange Commission (the “Commission”) providing for the registration under the Securities Act of the Offered Securities, including the Guarantees, or the Exchange Securities, including the related Guarantees, referred to (and as defined) in the Registration Rights Agreement.

The Company and each Subsidiary Guarantor hereby agree with the several Purchasers as follows:
2.     Representations and Warranties of the Company and the Subsidiary Guarantors. The Company and each Subsidiary Guarantor, jointly and severally, represent and warrant to, and agree with, the several Purchasers that:
(a)     The Preliminary Offering Circular, as of its date, did not, the Time of Sale Information, as of the Time of Sale, did not, and as of the Closing Date will not, any road-show materials, when considered together with the Time of Sale Information at the Time of Sale, did not, and the Offering Circular, as of its date and in the form first used by the Purchasers to confirm sales of the Securities and as of the Closing Date, will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. The preceding sentence does not apply to statements in or omissions from the Offering Documents or any road-show materials based upon written information furnished to the Company by any Purchaser through the Representative specifically for use therein, it being understood and agreed that the only such information is that described as such in Section 6(b) hereof. Except as disclosed in the Offering Documents, the documents incorporated by reference or deemed to be incorporated by reference in each of the Time of Sale Information and the Offering Circular (the “Incorporated Documents”), when filed with the Commission, do not or will not, as the case may be, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. Such documents, when filed with the Commission, conformed or will conform, as the case may be, in all material respects with the applicable requirements of the Exchange Act and the rules and regulations of the Commission thereunder.
(b)     The Company has been duly incorporated and is an existing corporation in good standing under the laws of the State of Oklahoma, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Documents; and the Company is duly qualified to do business as a foreign corporation in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a material adverse effect on the condition (financial or other), business, prospects, properties or results of operations of the Company and its subsidiaries taken as a whole (“Material Adverse Effect”).
(c)     Each subsidiary of the Company has been duly organized and is in good standing under the laws of the jurisdiction of its organization, with power and authority (corporate and other) to own its properties and conduct its business as described in the Offering Documents; and each subsidiary of the Company is duly qualified to do business and is in good standing in all other jurisdictions in which its ownership or lease of property or the conduct of its business requires such qualification, except where the failure to be so qualified would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; all of the issued and outstanding capital stock or similar equity interests of each subsidiary of the Company has been duly authorized and validly issued and is fully paid and nonassessable; and, except as otherwise disclosed in the Offering Documents, the capital stock or similar equity interests of each subsidiary owned by the Company, directly or through subsidiaries, is owned free from liens, encumbrances and defects.
(d)     The Indenture has been duly authorized by the Company and each Subsidiary Guarantor; the Guarantees have been duly authorized by each Subsidiary Guarantor; the Offered Securities have been duly authorized by the Company; when the

Offered Securities are delivered and paid for in accordance with this Agreement on the Closing Date (as defined below), the Indenture will have been duly executed and delivered, such Offered Securities will have been duly executed, authenticated, issued and delivered and will conform to the description thereof contained in the Offering Documents and the Indenture and, in the case of the Company, such Offered Securities, and, in the case of the Subsidiary Guarantors, such Guarantees, will constitute valid and legally binding obligations of the Company and each Subsidiary Guarantor, as applicable, enforceable in accordance with their terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles (collectively, the “Enforceability Exceptions”).
(e)     On the Closing Date, the Exchange Securities (including the related Guarantees) will have been duly authorized by the Company and each of the Subsidiary Guarantors and, when duly executed, authenticated, issued and delivered in connection with the exchange offer as contemplated by the Registration Rights Agreement, will be duly and validly issued and outstanding and will constitute valid and legally binding obligations of the Company, as issuer of such Exchange Securities, and each of the Subsidiary Guarantors, as guarantor of such Exchange Securities, enforceable against the Company and each of the Subsidiary Guarantors, as applicable, in accordance with their terms, subject to the Enforceability Exceptions, and will be entitled to the benefits of the Indenture.
(f)     Except as disclosed in the Offering Documents, there are no contracts, agreements or understandings between the Company and any person that would give rise to a valid claim against the Company or any Purchaser for a brokerage commission, finder’s fee or other like payment in connection with the offering of the Offered Securities.
(g)     No consent, approval, authorization, or order of, or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Indenture by the Company and the Subsidiary Guarantors, or the issuance and delivery of the Offered Securities and the Exchange Securities (including the related Guarantees) or the consummation of the transactions contemplated hereby and by the Offering Documents, except such as (i) have been obtained or made by the Company and the Subsidiary Guarantors and are in full force and effect, (ii) may be required by applicable securities laws of the several states of the United States with respect to the Offered Securities and (iii) pursuant to the Securities Act, the Trust Indenture Act and applicable securities laws of the several states as contemplated by the Registration Rights Agreement.
(h)     None of the execution, delivery and performance of this Agreement, the Registration Rights Agreement and the Indenture, the issuance of the Exchange Securities (including the related Guarantees), the issuance and sale of the Offered Securities and compliance with the terms and provisions hereof and thereof, will result in a breach or violation of (i) any of the terms and provisions of, or constitute a default under, any statute, rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Company or any subsidiary of the Company or any of their properties, (ii) any agreement or instrument to which the Company or any such subsidiary is a party or by which the Company or any such subsidiary is bound or to which any of the properties of the Company or any such subsidiary is subject, or (iii) the charter or by-laws (or similar organizational documents) of the Company or any such subsidiary except, in the case of (ii), as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse

Effect. The Company and the Subsidiary Guarantors have full power and authority to authorize, issue and sell the Offered Securities as contemplated by this Agreement.
(i)     This Agreement has been duly authorized, executed and delivered by the Company and each Subsidiary Guarantor. The Registration Rights Agreement has been duly authorized by the Company and each Subsidiary Guarantor, and on the Closing Date will be duly executed and delivered by the Company and each Subsidiary Guarantor and, when duly executed and delivered in accordance with its terms by each of the other parties thereto, will constitute a valid and legally binding obligation of each of the Company and the Subsidiary Guarantors, enforceable in accordance with its terms, subject to the Enforceability Exceptions.
(j)     Except as otherwise disclosed or incorporated by reference in the Offering Documents, each of the Company and its subsidiaries has (i) good and defensible title to its oil and gas properties, (ii) good and marketable title to all other real property owned by it to the extent necessary to carry on its business, (iii) good and marketable title to all personal property owned by it, and (iv) good and defensible title to the easements, leases and subleases material to the business of the Company and its subsidiaries, in each case free and clear of all liens, encumbrances and defects that materially affect the value of the properties of the Company and its subsidiaries, considered as one enterprise, and do not interfere in any material respect with the use made and proposed to be made of such properties, by the Company and its subsidiaries, considered as one enterprise.
(k)     The Company and its subsidiaries possess adequate certificates, authorities or permits issued by appropriate governmental agencies or bodies necessary to conduct the business now operated by them and have not received any notice of proceedings relating to the revocation or modification of any such certificate, authority or permit that, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(l)     No labor dispute with the employees of the Company or any subsidiary of the Company exists or, to the knowledge of the Company, is imminent that would reasonably be expected to have a Material Adverse Effect.
(m)     The Company and its subsidiaries own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, know-how, patents, copyrights, confidential information and other intellectual property (collectively, “intellectual property rights”) necessary to conduct the business now operated by them, or presently employed by them, and have not received any notice of infringement of, or conflict with, asserted rights of others with respect to any intellectual property rights that, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect.
(n)     Except as disclosed in the Offering Documents, neither the Company nor any of its subsidiaries is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “environmental laws”), owns or operates any real property contaminated with any substance that is subject to any environmental laws, is liable for any off-site disposal or contamination pursuant to any environmental laws, or is subject to any claim relating to any environmental laws, which violation, contamination, liability or claim would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect; and the Company is not aware of any pending investigation which might lead to such a claim.

(o)     Except as otherwise disclosed in the Offering Documents, there are no pending actions, suits, governmental or regulatory inquiries or investigations, or other proceedings against or affecting the Company, any of its subsidiaries or any of their respective properties that, if determined adversely to the Company or any of its subsidiaries, would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect, or would materially and adversely affect the ability of the Company or any Subsidiary Guarantor to perform its obligations under the Indenture, the Registration Rights Agreement or this Agreement, or which are otherwise material in the context of the sale of the Offered Securities pursuant to the Offering Documents; and no such actions, suits, inquiries, investigations or proceedings are, to the Company’s knowledge, threatened or contemplated.
(p)     The financial statements included or incorporated by reference in the Offering Documents present fairly the financial position of the Company and its consolidated subsidiaries as of the dates shown and their results of operations and cash flows for the periods shown, and such financial statements have been prepared in conformity with the generally accepted accounting principles in the United States applied on a consistent basis throughout the periods involved. The interactive data in eXtensible Business Reporting Language included in the Incorporated Documents fairly presents the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.
(q)     Except as otherwise disclosed in the Offering Documents, since the date of the latest audited financial statements incorporated by reference in the Offering Documents, there has been no material adverse change, nor any development or event involving a prospective material adverse change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as a whole, and, except as disclosed in the Offering Documents, there has been no dividend or distribution of any kind declared, paid or made by the Company on any class of its capital stock.
(r)     None of the Company and the Subsidiary Guarantors is, and after giving effect to the offering and sale of the Offered Securities and the application of the proceeds thereof as described in the Offering Documents, will be, an “investment company” within the meaning of the Investment Company Act of 1940, as amended (the “Investment Company Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).
(s)     At any Closing Date, the Offered Securities will not be of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system; and each of the Preliminary Offering Circular, the Time of Sale Information and the Offering Circular, as of its respective date, contains or will contain all the information that, if requested by a prospective purchaser of the Securities, would be required to be provided to such prospective purchaser pursuant to Rule 144A(d)(4) under the Securities Act.
(t)     Assuming the accuracy of the representations and warranties of the Purchasers, and compliance with the agreements of the Purchasers, contained in this Agreement, it is not necessary in connection with the issuance and sale of the Offered Securities to the Purchasers and the offer, resale and delivery of the Offered Securities by the Purchasers in the manner contemplated by this Agreement, the Time of Sale Information and the Offering Circular, to register the Offered Securities under the Securities Act or to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(u)     During the six-month period preceding the date of the Offering Circular, none of the Company, its affiliates (as such term is defined in Rule 501(d) under the Securities Act) (each, an “Affiliate”), or any person acting on its or any of their behalf (other than the Purchasers, as to whom the Company and the Subsidiary Guarantors make no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Offered Securities in a manner that would require the Offered Securities to be registered under the Securities Act. None of the Company, its Affiliates, or any person acting on its or any of their behalf (other than the Purchasers, as to whom the Company and the Subsidiary Guarantors make no representation or warranty) has engaged or will engage, in connection with the offering of the Offered Security, (i) in any form of general solicitation or general advertising within the meaning of Rule 502(c) under the Securities Act or (ii) in any directed selling efforts within the meaning of Regulation S under the Securities Act (“Regulation S”), and all such persons have complied with the offering restrictions requirement of Regulation S.
(v)     The Company is subject to the reporting requirements of either Section 13 or 15(d) of the Exchange Act and files reports with the Commission on the Electronic Data Gathering, Analysis, and Retrieval (EDGAR) System.
(w)     The statistical and market related data and forward looking statements included in the Offering Documents are based on or derived from sources that the Company believes to be reliable and accurate in all material respects and represents its good faith estimates that are made on the basis of data derived from such sources.
(x)     Neither the Company nor any of its subsidiaries has any liability for any prohibited transaction or accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code of 1986, as amended) or any complete or partial withdrawal liability (within the meaning of Sections 4203 and 4205 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), respectively), with respect to any pension, profit sharing or other plan which is subject to ERISA, to which the Company or any of its subsidiaries makes or ever has made a contribution and in which any employee of the Company or any subsidiary is or has ever been a participant. With respect to such plans, the Company and each of its subsidiaries is in compliance in all material respects with all applicable provisions of ERISA.
(y)     The Company has established and maintains disclosure controls and procedures (as such term is defined in Rule 13a-15 under the Exchange Act); such disclosure controls and procedures are designed to ensure that material information relating to the Company and its subsidiaries is made known to the chief executive officer and chief financial officer of the Company by others within the Company or any subsidiary, and such disclosure controls and procedures are reasonably effective to perform the functions for which they were established subject to the limitations of any such control system; the Company’s auditors and the audit committee of the board of directors of the Company have been advised of: (A) any significant deficiencies in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize, and report financial data; and (B) any fraud, whether or not material, that involves management or other employees who have a role in the Company’s internal controls; any material weaknesses in internal controls have been identified for the Company’s auditors; and, except as disclosed in the Offering Documents, since the date of the most recent evaluation of such disclosure controls and procedures, there have been no significant changes in internal controls or in other factors that could significantly affect internal controls, including any corrective actions with regard to significant deficiencies and material weaknesses. The Company makes and keeps accurate books and records and maintains a system of “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) to provide reasonable assurance that (A) transactions are executed in accordance with management’s authorization, (B) transactions are recorded as necessary to permit preparation of its financial statements in conformity with generally accepted accounting principles and to maintain accountability for assets, (C) access to its financial assets is permitted only in accordance with management’s general or specific authorization, (D) the reported accountability for its assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences and (E) the interactive data in eXtensible Business Reporting Language incorporated in the Offering Documents is, in all material respects, prepared in accordance with the Commission’s rules and guidelines applicable thereto. The Company made available to the Purchasers or their counsel for review true and complete copies of all minutes or draft minutes of meetings, or resolutions adopted by written consent, of the board of directors of the Company and each subsidiary and each committee of each such board in the past three years, and all agendas for each such meeting for which minutes or draft minutes do not exist.
(z)     Except as disclosed in the Offering Documents, (i) all stock options granted under any stock option plan of the Company (the “Stock Plans”) have been granted in compliance with the terms of applicable law and the applicable Stock Plans and (ii) the Company has properly accounted for all stock options granted under the Stock Plans in conformity with generally accepted accounting principles in the United States applied on a consistent basis.
(aa)     The Company has not received any written comments from the Commission staff in connection with the Company’s reports under the Exchange Act that remain unresolved, other than such written comments from the Commission staff, true and complete copies of which have been provided by the Company to the Representative prior to the date hereof.
(bb)     The Company has been informed of the existence of the United Kingdom Financial Services Authority stabilizing guidance contained in Section MAR 2, Ann 2G of the Handbook of rules and guidance issued by the Financial Services Authority; and none of the Company or any Subsidiary Guarantor has taken any action or omitted to take any action (such as issuing any press release relating to any Offered Securities without an appropriate legend) which may result in the loss by any of the Purchasers of the ability to rely on any stabilization safe harbor provided under the Financial Services and Markets Act 2000 (“FSMA”).
(cc)     Neither the Company nor any of the Subsidiary Guarantors has distributed and, prior to the later to occur of (i) the Closing Date and (ii) the completion of the distribution of the Offered Securities, will not distribute any material in connection with the offering and sale of the Offered Securities other than the Offering Documents or other materials, if any, permitted by the Securities Act and FSMA (or regulation promulgated pursuant to the Securities Act or FSMA) and approved by the parties to this Agreement.
(dd)     Neither the Company nor any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent, affiliate or other person acting on behalf of the Company or any of its subsidiaries, has taken any action, directly or indirectly, that would violate the Foreign Corrupt Practices Act of 1977.
(ee)     The operations of the Company and its subsidiaries are and have been conducted at all times in material compliance with all applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, and the applicable money laundering statutes of all jurisdictions where the Company or any of its subsidiaries conduct business, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Anti-Money Laundering Laws”), and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Company or any of its subsidiaries with respect to the Anti-Money Laundering Laws is pending or, to the knowledge of the Company, threatened.
(ff)     Neither the Company or any of its subsidiaries, nor, to the knowledge of the Company, any director, officer, employee, agent or affiliate of the Company or any of its subsidiaries, is currently the subject of any sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”), and the Company will not directly or indirectly use the proceeds of the offering of the Offered Securities hereunder, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person or entity currently subject to sanctions administered by OFAC.
Any certificate signed by any officer of the Company or any of the Subsidiary Guarantors and delivered to the Purchasers or counsel for the Purchasers in connection with the offering of the Offered Securities shall be deemed to be a representation and warranty by the Company or such Subsidiary Guarantor to the Purchasers as to matters set forth therein.
3.     Purchase, Sale and Delivery of Offered Securities. (a) On the basis of the representations, warranties and agreements herein contained, but subject to the terms and conditions herein set forth, the Company agrees to sell to the Purchasers, and each Purchaser agrees, severally and not jointly, to purchase from the Company the respective principal amounts of Offered Securities set forth opposite the names of the several Purchasers in Schedule A hereto (which shall be in minimum denominations of $2,000 and an integral multiple of $1,000 in excess thereof) at a purchase price of 99.00% of the principal amount thereof, plus accrued interest from June 6, 2017 to the Closing Date (as hereinafter defined).
The Company will deliver against payment of the purchase price the Offered Securities in the form of one or more permanent global securities in definitive form (the “Global Securities”) deposited with the Trustee as custodian for The Depository Trust Company (“DTC”) and registered in the name of Cede & Co., as nominee for DTC. Interests in any permanent Global Securities will be held only in book-entry form through DTC, except in the limited circumstances described in the Offering Documents. Payment for the Offered Securities shall be made by the Purchasers in federal (same day) funds by wire transfer to an account at a bank acceptable to Citigroup Global Markets Inc. (“Citi”) drawn to the order of Chesapeake Energy Corporation at the offices of Baker Botts L.L.P., New York, New York, at 10:00 A.M. (New York time), on June 6, 2017 or at such other time not later than seven full business days thereafter as Citi and the Company determine, such time being herein referred to as the “Closing Date,” against delivery to the Trustee as custodian for DTC of the Global Securities representing all of the Offered Securities. The Global Securities will be made available for checking at the above office at least 24 hours prior to the Closing Date.
(b)     The Company understands that the Purchasers intend to offer the Offered Securities for resale on the terms set forth in the Time of Sale Information. Each Purchaser, severally and not jointly, represents and warrants to, and agrees with, the Company and the Subsidiary Guarantors that:
(i)     it is a “qualified institutional buyer” (“QIB”), as defined in Rule 144A under the Securities Act, and an accredited investor within the meaning of Rule 501(a) of Regulation D under the Securities Act (“Regulation D”);
(ii)     it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Offered Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act; and

(iii)     it has not solicited offers for, or offered or sold, and will not solicit offers for, or offer or sell, the Offered Securities as part of their initial offering except (x) within the United States to persons whom it reasonably believes to be QIBs in transactions pursuant to Rule 144A and in connection with each such sale, it has taken or will take reasonable steps to ensure that the purchaser of the Offered Securities is aware that such sale is being made in reliance on Rule 144A or (y) in accordance with the restrictions set forth in Exhibit C hereto.
(c)     Each Purchaser acknowledges and agrees that the Company and, for purposes of the “no registration” opinions to be delivered to the Purchasers pursuant to Sections 5(c) and 5(f), counsel for the Company and counsel for the Purchasers, respectively, may rely upon the accuracy of the representations and warranties of the Purchasers, and compliance by the Purchasers with their agreements, contained in paragraph (b) above, and each Purchaser hereby consents to such reliance.
4.     Certain Agreements of the Company. The Company agrees with the several Purchasers that:
(a)     The Company will advise the Representative promptly of any proposal to amend or supplement the Offering Documents and will not effect such amendment or supplement without the Representative’s consent. If, at any time prior to the completion of the resale of the Offered Securities by the Purchasers, the Offering Documents or any road-show materials as then amended or supplemented include an untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, the Company promptly will notify the Representative of such event and promptly will prepare, at its own expense, an amendment or supplement which will correct such statement or omission. Neither the Representative’s consent to, nor the Purchasers’ delivery to offerees or investors of, any such amendment or supplement shall constitute a waiver of any of the conditions set forth in Section 5.
(b)      The Company will furnish to the Representatives copies of the Offering Documents and all amendments and supplements to such documents, in each case as soon as available and in such quantities as the Representative reasonably requests. While the Offered Securities remain outstanding and are “restricted securities” within the meaning of Rule 144(a)(3) under the Securities Act, the Company will, during any period in which the Company is not subject to Section 13 or 15(d) of the Exchange Act, for the benefit of holders and beneficial owners from time to time of the Offered Securities, furnish, at its expense, upon request, to holders and beneficial owners of the Offered Securities and prospective purchasers of the Offered Securities designated by such holders the information satisfying the requirements of Rule 144A(d)(4).
(c)     The Company will arrange for the qualification of the Offered Securities for sale and the determination of their eligibility for investment under the laws of such jurisdictions as the Representative designates and will continue such qualifications in effect so long as required for the resale of the Offered Securities by the Purchasers, provided that none of the Company or the Subsidiary Guarantors will be required to qualify as a foreign entity or to file a general consent to service of process in any such state.
(d)     During the period of one year after the Closing Date, the Company will, upon request, furnish to the Representative, each of the other Purchasers and any holder of Offered Securities a copy of the restrictions on transfer applicable to the Offered Securities.
(e)     During the period of one year after the Closing Date, the Company will not, and will not permit any of its affiliates (as defined in Rule 144 under the Securities Act) to, resell any of the Offered Securities so long as they constitute “restricted securities”

under Rule 144 that have been reacquired by any of them, except for Offered Securities purchased by the Company or such affiliates and resold in a transaction registered under the Securities Act.
(f)     The Company will pay all expenses incidental to the performance of its obligations under this Agreement, the Registration Rights Agreement and the Indenture, including (i) the fees and expenses of the Trustee and its professional advisers; (ii) all expenses in connection with the execution, issue, authentication, packaging and initial delivery of the Offered Securities and any other document relating to the issuance, offer, sale and delivery of the Offered Securities and the preparation and printing of the Offering Documents and amendments and supplements thereto, if any; (iii) the cost of any advertising approved by the Company in connection with the issue of the Offered Securities; (iv) any expenses (including fees and disbursements of counsel) incurred in connection with qualification of the Offered Securities for sale under the laws of such jurisdictions as the Representative designates and the printing of memoranda relating thereto; (v) any fees charged by investment rating agencies for the rating of the Offered Securities; and (vi) expenses incurred in distributing the Offering Documents (including any amendments and supplements thereto) to the Purchasers. Except as set forth in this Section 4(f) and in Sections 6 and 8, the Purchasers shall pay their own expenses incidental to the performance of their obligations under this Agreement.
(g)     In connection with the offering, until the Representative shall have notified the Company and the other Purchasers of the completion of the resale of the Offered Securities, neither the Company nor any of its affiliates has or will, either alone or with one or more other persons, bid for or purchase for any account in which it or any of its affiliates has a beneficial interest any Offered Securities or attempt to induce any person to purchase any Offered Securities; and neither it nor any of its affiliates will make bids or purchases for the purpose of creating actual, or apparent, active trading in, or of raising the price of, the Offered Securities.
(h)     Neither the Company nor its subsidiaries will at any time offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any securities under circumstances where such offer, sale, pledge, contract or disposition would cause the exemption afforded by Section 4(a)(2) of the Securities Act to cease to be applicable to the offer and sale of the Offered Securities as contemplated by this Agreement.
(i)     Before using, authorizing, approving or referring to any written communication that constitutes an offer to sell or a solicitation to buy the Offered Securities (other than the Offering Documents), the Company will furnish to the Purchasers and counsel for the Purchasers a copy of such written communication for review and will not use, authorize, approve or refer to any such written communication to which the Representative reasonably objects.
(j)     The Company will apply the net proceeds of the offering and the sale of the Offered Securities in a manner consistent with the description contained in the Offering Documents under the caption “Use of Proceeds.”
(k)     None of the Company or its subsidiaries or any other person acting on its or their behalf (other than the Purchasers, as to which no covenant is given) will (i) solicit offers for, or offer or sell, the Offered Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(a)(2) of the Securities Act or (ii) engage in any directed selling efforts within the meaning of Regulation S, and all such persons will comply with the offering restrictions requirement of Regulation S.

5.     Conditions of the Obligations of the Purchasers. The obligations of the several Purchasers to purchase and pay for the Offered Securities on the Closing Date will be subject to the accuracy of the representations and warranties on the part of the Company and each Subsidiary Guarantor herein, to the accuracy of the statements of officers of the Company and each Subsidiary Guarantor made pursuant to the provisions hereof, to the performance by the Company and each of the Subsidiary Guarantors of their respective obligations hereunder and to the following additional conditions precedent:
(a)     The Purchasers shall have received a letter, dated the date of this Agreement, of PricewaterhouseCoopers LLP, independent public accountants for the Company, in form and substance reasonably satisfactory to the Representative and PricewaterhouseCoopers LLP.
(b)     Subsequent to the execution and delivery of this Agreement, there shall not have occurred (i) any change, or any development or event involving a prospective change, in the condition (financial or other), business, properties or results of operations of the Company and its subsidiaries taken as one enterprise which, in the judgment of the Representative, is material and adverse and makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities pursuant to this Agreement; (ii) any downgrading in the rating of any debt securities of the Company by any “nationally recognized statistical rating organization” (as defined for purposes of Section 3(a)(62) of the Exchange Act), or any public announcement that any such organization has under surveillance or review its rating of any debt securities of the Company (other than an announcement with positive implications of a possible upgrading, and no implication of a possible downgrading, of such rating) or any announcement that the Company has been placed on negative outlook; (iii) any change in U.S. or international financial, political or economic conditions or currency exchange rates or exchange controls as would, in the judgment of the Representative, be likely to prejudice materially the success of the proposed issue, sale or distribution of the Offered Securities, whether in the primary market or in respect of dealings in the secondary market; (iv) any material suspension or material limitation of trading in securities generally on the New York Stock Exchange, or any setting of minimum prices for trading on such exchange, or any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market; (v) any banking moratorium declared by U.S. Federal or New York authorities; (vi) any major disruption of settlements of securities or clearance services in the United States; or (vii) any attack on, outbreak or escalation of hostilities or acts of terrorism involving the United States, any declaration of war by Congress or any other national or international calamity or emergency if, in the judgment of the Representative, the effect of any such attack, outbreak, escalation, act, declaration, calamity or emergency makes it impractical or inadvisable to proceed with completion of the offering or the sale of and payment for the Offered Securities pursuant to this Agreement.
(c)     Baker Botts L.L.P., counsel to the Company, shall have furnished to the Representative, as of the Closing Date, its opinion, dated the Closing Date, as applicable, substantially to the effect set forth in Exhibit A. In rendering such opinion, Baker Botts L.L.P. may rely as to the incorporation of the Company and all other matters governed by Oklahoma law upon the opinion of Derrick & Briggs, L.L.P.
(d)     On the Closing Date, the Representative shall have received, in form and substance reasonably satisfactory to them, the favorable opinion of Derrick & Briggs, L.L.P., counsel to the Company and certain of the Subsidiary Guarantors, dated the Closing Date, substantially to the effect set forth in Exhibit B.
(e)     The Purchasers shall have received from Cravath, Swaine & Moore LLP, counsel for the Purchasers, such opinion or opinions, dated the Closing Date, in form and substance reasonably satisfactory to the Representative, and the Company shall have furnished to such counsel such documents as they request for the purpose of enabling them to pass upon such matters. In rendering such opinion, Cravath, Swaine & Moore LLP may rely as to all matters governed by Oklahoma law upon the opinion of Derrick & Briggs, L.L.P., referred to above.
(f)     The Purchasers shall have received a certificate, dated the Closing Date, of the Chief Financial Officer, Treasurer or any Vice President of the Company, acting in such capacity (and not individually), shall state that the representations and warranties of the Company in this Agreement are true and correct as if made on and as of such date, that the Company has performed in all material respects all covenants and agreements and satisfied all conditions on its part to be performed or satisfied at or prior to such date (after giving effect to the offering and sale of the Offered Securities), and that, subsequent to the date as of which information is given in the Offering Documents (as amended or supplemented), as of the date of such certificate, there has not been any change in such information that would have a Material Adverse Effect.
(g)     The Purchasers shall have received a letter, dated such Closing Date, of PricewaterhouseCoopers LLP which meets the requirements of subsection (a) of this Section, except that the specified date referred to in such subsection will be a date not more than three days prior to such Closing Date for the purposes of this subsection.
(h)     The Purchasers shall have received (i) a copy of the certificate or articles of incorporation, including all amendments thereto, of the Company, certified as of a recent date by the Secretary of State of the State of Oklahoma, (ii) a certificate of good standing for the Company, dated as of a recent date, from such Secretary of State and (iii) a certificate, dated as of a recent date, of the Secretary of State of each state in which the Company is qualified to do business as a foreign corporation under the laws of such state.
(i)     The Purchasers shall have received (i) a copy of the certificate or articles of incorporation (or similar organizational document), including all amendments thereto, of each of the Subsidiary Guarantors, certified as of a recent date by the Secretary of State of the state in which such subsidiary is organized, (ii) a certificate of good standing for each of the Subsidiary Guarantors, certified as of a recent date by the Secretary of State of the state in which such subsidiary is organized and (iii) a certificate, dated as of a recent date, of the Secretary of State of each state in which each such subsidiary is qualified to do business as a foreign corporation (or similar entity) under the laws of each such state.
(j)     The Purchasers shall have received a counterpart of the Registration Rights Agreement that shall have been executed and delivered by a duly authorized officer of the Company and each Subsidiary Guarantor.
The Company will furnish the Purchasers with such conformed copies of such opinions, certificates, letters and documents as the Purchasers reasonably request. The Representative may in its sole discretion waive on behalf of the Purchasers compliance with any conditions to the obligations of the Purchasers hereunder.
6.     Indemnification and Contribution.
(a)     Each of the Company and the Subsidiary Guarantors, jointly and severally, will indemnify and hold harmless each Purchaser, its affiliates and their respective partners, members, directors, officers, employees and agents and each person, if any, who controls such Purchaser within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities, joint or several, to which such Purchaser may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof)

arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Documents, or any amendment or supplement thereto, or the Exchange Act Reports or road-show materials, or arise out of or are based upon the omission or alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, including any losses, claims, damages or liabilities arising out of or based upon the Company’s failure to perform its obligations under Section 4(a) of this Agreement, and will reimburse each Purchaser for any legal or other expenses reasonably incurred by such Purchaser in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred; provided, however, that the Company and the Subsidiary Guarantors will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon an untrue statement or alleged untrue statement in or omission or alleged omission from any of such documents in reliance upon and in conformity with written information furnished to the Company by a Purchaser specifically for use therein, it being understood and agreed that the only such information consists of the information described as such in subsection (b) below.
(b)     Each Purchaser will severally and not jointly indemnify and hold harmless the Company, its directors, officers, employees and agents and each person, if any, who controls the Company within the meaning of Section 15 of the Securities Act, against any losses, claims, damages or liabilities to which the Company may become subject, under the Securities Act or the Exchange Act or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Offering Documents, or any amendment or supplement thereto, or arise out of or are based upon the omission or the alleged omission to state therein a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with written information furnished to the Company by such Purchaser specifically for use therein, and will reimburse any legal or other expenses reasonably incurred by the Company in connection with investigating or defending any such loss, claim, damage, liability or action as such expenses are incurred, it being understood and agreed that the only such information furnished by any Purchaser consists of the following information in the Offering Circular furnished on behalf of each Purchaser: under the caption “Plan of Distribution” paragraphs 6, 7 and 8.
(c)     Promptly after receipt by an indemnified party under this Section of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under subsection (a) or (b) above, notify the indemnifying party in writing of the commencement thereof; but the omission so to notify the indemnifying party will not relieve it from any liability which it may have under subsection (a) or (b) above except to the extent that it has been materially prejudiced (through the forfeiture of substantive rights or defenses) by such failure; and provided further that the failure to notify the indemnifying party shall not relieve it from any liability that it may have to any indemnified party otherwise than under subsection (a) or (b) above. In case any such action is brought against any indemnified party and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled to participate therein and, to the extent that it may wish, jointly with any other indemnifying party similarly notified, to assume the defense thereof, with counsel reasonably satisfactory to such indemnified party (who shall not, except with the consent of the indemnified party, be counsel to the indemnifying party), and after notice from the indemnifying party to such indemnified party of its election so to assume the defense thereof, the indemnifying party will not be liable to such indemnified party under this Section for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable costs of investigation; provided, however, if such indemnified party shall have been advised by counsel that there are one or more defenses available to it that are in conflict with those available to the indemnifying party (in which case the indemnifying party shall not have the right to direct the defense of such action on behalf of the indemnified party), the reasonable fees and expenses of such indemnified party’s counsel shall be borne by the indemnifying party. In no event shall the indemnifying party be liable for the fees and expenses of more than one counsel (together with appropriate local counsel) at any time for any indemnified party in connection with any one action or separate but substantially similar or related actions arising in the same jurisdiction out of the same general allegations or circumstances. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened action in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party unless such settlement includes an unconditional release of such indemnified party from all liability on any claims that are the subject matter of such action and does not include a statement as to or an admission of fault, culpability or failure to act by or on behalf of any indemnified party.
(d)     If the indemnification provided for in this Section is unavailable or insufficient to hold harmless an indemnified party under subsection (a) or (b) above, then each indemnifying party shall contribute to the amount paid or payable by such indemnified party as a result of the losses, claims, damages or liabilities referred to in subsection (a) or (b) above (i) in such proportion as is appropriate to reflect the relative benefits received by the Company on the one hand and the Purchasers on the other from the offering of the Offered Securities or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company on the one hand and the Purchasers on the other in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities as well as any other relevant equitable considerations. The relative benefits received by the Company on the one hand and the Purchasers on the other shall be deemed to be in the same proportion as the total net proceeds from the offering (before deducting expenses) received by the Company bear to the total discounts and commissions received by the Purchasers from the Company under this Agreement. The relative fault shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or the Purchasers and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such untrue statement or omission. The amount paid by an indemnified party as a result of the losses, claims, damages or liabilities referred to in the first sentence of this subsection (d) shall be deemed to include any legal or other expenses reasonably incurred by such indemnified party in connection with investigating or defending any action or claim which is the subject of this subsection (d). Notwithstanding the provisions of this subsection (d), no Purchaser shall be required to contribute any amount in excess of the amount by which the total price at which the Offered Securities purchased by it were resold exceeds the amount of any damages which such Purchaser has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The Purchasers’ obligations in this subsection (d) to contribute are several in proportion to their respective purchase obligations and not joint.
(e)     The obligations of the Company under this Section shall be in addition to any liability which the Company may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls any Purchaser within the meaning of the Securities Act or the Exchange Act; and the obligations of the Purchasers under this Section shall be in addition to any liability which the respective Purchasers may otherwise have and shall extend, upon the same terms and conditions, to each person, if any, who controls the Company within the meaning of the Securities Act or the Exchange Act.
7.     Default of Purchasers. If any Purchaser or Purchasers default in their obligations to purchase Offered Securities hereunder on the Closing Date and the aggregate principal amount of Offered Securities that such defaulting Purchaser or Purchasers agreed but failed to purchase does not exceed 10% of the total principal amount of Offered Securities that the Purchasers are obligated to purchase on such Closing Date, the Representative may make arrangements satisfactory to the Company for the purchase of such Offered Securities by other persons, including any of the Purchasers, but if no such arrangements are made by such Closing Date, the non-defaulting Purchasers shall be obligated severally, in proportion to their respective commitments hereunder, to purchase the Offered Securities that such defaulting Purchasers agreed but failed to purchase on such Closing Date. If any Purchaser or Purchasers so default and the aggregate principal amount of Offered Securities with respect to which such default or defaults occur exceeds 10% of the total principal amount of Offered Securities that the Purchasers are obligated to purchase on such Closing Date and arrangements satisfactory to the Representative and the Company for the purchase of such Offered Securities by other persons are not made within 36 hours after such default, this Agreement will terminate without liability on the part of any non-defaulting Purchaser or the Company, except as provided in Section 8. As used in this Agreement, the term “Purchaser” includes any person substituted for a Purchaser under this Section. Nothing herein will relieve a defaulting Purchaser from liability for its default.
8.     Survival of Certain Representations and Obligations. The respective indemnities, agreements, representations, warranties and other statements of the Company and the Subsidiary Guarantors or their respective officers and of the several Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation, or statement as to the results thereof, made by or on behalf of any Purchaser, the Company or any of their respective representatives, officers or directors or any controlling person, and will survive delivery of and payment for the Offered Securities. If this Agreement is terminated pursuant to Section 7 or if for any reason the purchase of the Offered Securities by the Purchasers is not consummated, the Company shall remain responsible for the expenses to be paid or reimbursed by it pursuant to Section 4 and the respective obligations of the Company, the Subsidiary Guarantors and the Purchasers pursuant to Section 6 shall remain in effect, and if any Offered Securities have been purchased hereunder the representations and warranties in Section 2 and all obligations under Section 4 shall also remain in effect. If the purchase of the Offered Securities by the Purchasers is not consummated for any reason other than solely because of the termination of this Agreement pursuant to Section 7 or as a result of the failure of the condition in Section 5(b) in connection with the occurrence of any event specified in clause (iii), (iv) (other than any suspension of trading of any securities of the Company on any exchange or in the over-the-counter market), (v), (vi), or (vii) of Section 5(b), the Company will reimburse the Purchasers for all out-of-pocket expenses (including fees and disbursements of counsel) reasonably incurred by them in connection with the offering of the Offered Securities.
9.     Research Independence. In addition, the Company acknowledges that the Purchasers’ research analysts and research departments are required to be independent from their respective investment banking divisions and are subject to certain regulations and internal policies, and that the Purchasers’ research analysts may hold and make statements or investment recommendations and/or publish research reports with respect to the Company and/or the offering that differ from the views of their investment bankers. The Company hereby waives and releases, to the fullest extent permitted by law, any claims that the Company may have against the Purchasers with respect to any conflict of interest that may arise from the fact that the views expressed by the Purchasers’ independent research analysts and research departments may be different from or inconsistent with the views or advice communicated to the Company by the Purchasers’ investment banking divisions. The Company acknowledges that the Purchasers are full service securities firms and as such from time to time, subject to applicable securities laws, may effect transactions for their own accounts or the accounts of their customers and hold long or short positions in debt or equity securities of the companies that may be the subject of the transactions contemplated by this Agreement.
10.     No Fiduciary Duty. Each of the Company and the Subsidiary Guarantors acknowledges and agrees that in connection with the offering and sale of the Offered Securities or any other services the Purchasers may be deemed to be providing hereunder, notwithstanding any preexisting relationship, advisory or otherwise, between the parties or any oral representations or assurances previously or subsequently made by the Purchasers: (i) no fiduciary or agency relationship between the Company, the Subsidiary Guarantors and any other person, on the one hand, and the Purchasers, on the other, exists; (ii) the Purchasers are not acting as advisors, experts or otherwise, to the Company or the Subsidiary Guarantors, including, without limitation, with respect to the determination of the public offering price of the Offered Securities, and such relationship between the Company and the Subsidiary Guarantors, on the one hand, and the Purchasers, on the other, is entirely and solely commercial, based on arm’s-length negotiations; (iii) any duties and obligations that the Purchasers may have to the Company and the Subsidiary Guarantors shall be limited to those duties and obligations specifically stated herein; and (iv) the Purchasers and their respective affiliates may have interests that differ from those of the Company and the Subsidiary Guarantors. Each of the Company and the Subsidiary Guarantors hereby waives any claims that it may have against the Purchasers with respect to any breach of fiduciary duty in connection with the offering.
11.     Notices. All communications hereunder will be in writing and, if sent to the Purchasers will be mailed, delivered or telegraphed and confirmed to the Purchasers c/o Citigroup Global Markets Inc., 388 Greenwich Street, New York, New York 10013, Attention: General Counsel, facsimile number: (646) 291-1469, or, if sent to the Company, will be mailed, delivered or telegraphed and confirmed to it at Chesapeake Energy Corporation, 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Corporate Secretary; provided, however, that any notice to a Purchaser pursuant to Section 6 will be mailed, delivered or telecopied and confirmed to such Purchaser.
12.     Successors. This Agreement will inure to the benefit of and be binding upon the parties hereto and their respective successors and the officers and directors and controlling persons referred to in Section 6, and no other person will have any right or obligation hereunder, except that holders of Offered Securities shall be entitled to enforce the agreements for their benefit contained in the second sentence of Section 4(b) hereof against the Company as if such holders were parties thereto.
13.     Representation of Purchasers. The Representative will act for the several Purchasers in connection with this purchase, and any action under this Agreement taken by the Representative will be binding upon all the Purchasers.
14.     Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such counterparts shall together constitute one and the same Agreement.
15.     Applicable Law. This Agreement and any claim, controversy or dispute arising under or related to this Agreement shall be governed by, and construed in accordance with, the laws of the State of New York without regard to principles of conflicts of laws.
The Company and each Subsidiary Guarantor hereby submit to the non-exclusive jurisdiction of the federal and state courts in the Borough of Manhattan in The City of New York in any suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby.
Each of the Purchasers, the Company (on its behalf and, to the extent permitted by applicable law, on behalf of its stockholders and affiliates) and each Subsidiary Guarantor waives all right to trial by jury in any action, proceeding or counterclaim (whether based upon contract, tort or otherwise) in any way arising out of or relating to this Agreement.

If the foregoing is in accordance with the Purchasers’ understanding of our agreement, kindly sign and return to us one of the counterparts hereof, whereupon it will become a binding agreement among the Company, the Subsidiary Guarantors and the several Purchasers in accordance with its terms.
Very truly yours,

CHESAPEAKE ENERGY CORPORATION

By:	/s/ Domenic J. Dell'Osso, Jr.
Name: Domenic J. Dell’Osso, Jr.
Title: Executive Vice President and Chief Financial Officer

SUBSIDIARY GUARANTORS:

CHESAPEAKE ENERGY LOUISIANA CORPORATION,
CHESAPEAKE ENERGY MARKETING, L.L.C.,
CHESAPEAKE E&P HOLDING L.L.C.,
CHESAPEAKE NG VENTURES CORPORATION,
CHESAPEAKE OPERATING, L.L.C.,
CHESAPEAKE PLAINS, LLC,
CHK ENERGY HOLDINGS, INC.,
SPARKS DRIVE SWD, INC.,
WINTER MOON ENERGY CORPORATION,
CHESAPEAKE AEZ EXPLORATION, L.L.C.,
CHESAPEAKE APPALACHIA, L.L.C.,
CHESAPEAKE-CLEMENTS ACQUISITION, L.L.C.,
CHESAPEAKE EXPLORATION, L.L.C.,
CHESAPEAKE LAND DEVELOPMENT COMPANY, L.L.C.,
CHESAPEAKE MIDSTREAM DEVELOPMENT, L.L.C.,
CHESAPEAKE ROYALTY, L.L.C.,
CHESAPEAKE VRT, L.L.C.,
CHK UTICA, L.L.C.,
COMPASS MANUFACTURING, L.L.C.,
EMLP, L.L.C.,
EMPRESS, L.L.C.,
GSF, L.L.C.,
MC LOUISIANA MINERALS, L.L.C.,
MC MINERAL COMPANY, L.L.C.,
MIDCON COMPRESSION, L.L.C.,
NOMAC SERVICES, L.L.C.,
NORTHERN MICHIGAN EXPLORATION COMPANY, L.L.C.,
CHESAPEAKE LOUISIANA, L.P.,
                By: Chesapeake Operating, L.L.C., its General Partner
EMPRESS LOUISIANA PROPERTIES, L.P.
                By: EMLP, L.L.C., its General Partner

By:	/s/ Domenic J. Dell'Osso, Jr.
Name: Domenic J. Dell’Osso, Jr.
Title: Executive Vice President and Chief Financial Officer

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.
Acting on behalf of itself and as the Representative of the several Purchasers

By: CITIGROUP GLOBAL MARKETS INC.

By:	/s/ Mohammed S. Baabde
	Name:	Mohammed S. Baabde
	Title:	Director

SCHEDULE A

Purchaser	Principal Amount of Offered Securities
Citigroup Global Markets Inc.	$187,500,000
Credit Agricole Securities (USA) Inc.	$75,000,000
J.P. Morgan Securities LLC	$75,000,000
Deutsche Bank Securities Inc.	$37,500,000
Goldman Sachs & Co. LLC	$37,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	$37,500,000
Morgan Stanley & Co. LLC	$37,500,000
MUFG Securities Americas Inc.	$37,500,000
Wells Fargo Securities, LLC	$75,000,000
Barclays Capital Inc.	$25,000,000
BNP Paribas Securities Corp.	$25,000,000
DNB Markets, Inc.	$25,000,000
Mizuho Securities USA LLC	$25,000,000
Natixis Securities Americas LLC	$25,000,000
Scotia Capital (USA) Inc.	$25,000,000
Total	$750,000,000

SCHEDULE B
Chesapeake Energy Louisiana Corporation
Chesapeake Energy Marketing, L.L.C.
Chesapeake E&P Holding L.L.C.
Chesapeake NG Ventures Corporation
Chesapeake Operating, L.L.C.
Chesapeake Plains, LLC
CHK Energy Holdings, Inc.
Sparks Drive SWD, Inc.
Winter Moon Energy Corporation
Chesapeake AEZ Exploration, L.L.C.
Chesapeake Appalachia, L.L.C.
Chesapeake-Clements Acquisition, L.L.C.
Chesapeake Exploration, L.L.C.
Chesapeake Land Development Company, L.L.C.
Chesapeake Midstream Development, L.L.C.
Chesapeake Royalty, L.L.C.
Chesapeake VRT, L.L.C.
CHK Utica, L.L.C.
Compass Manufacturing, L.L.C.
EMLP, L.L.C.
Empress, L.L.C.
GSF, L.L.C.
MC Louisiana Minerals, L.L.C.
MC Mineral Company, L.L.C.
Midcon Compression, L.L.C.
Nomac Services, L.L.C.
Northern Michigan Exploration Company, L.L.C.
Chesapeake Louisiana, L.P.
Empress Louisiana Properties, L.P.

SCHEDULE C

Form of Term Sheet

CONFIDENTIAL
Pricing Term Sheet
May 22, 2017
Chesapeake Energy Corporation
$750,000,000 aggregate principal amount of 8.000% Senior Notes due 2027
The information in this pricing term sheet supplements Chesapeake Energy Corporation’s preliminary offering circular, dated May 22, 2017 (the “Preliminary Offering Circular”), and supersedes the information in the Preliminary Offering Circular to the extent inconsistent with the information in the Preliminary Offering Circular. In all other respects, this term sheet is qualified in its entirety by reference to the Preliminary Offering Circular. Terms used herein but not defined herein shall have the respective meanings as set forth in the Preliminary Offering Circular.

Issuer:	Chesapeake Energy Corporation
Aggregate principal amount offered:	$750,000,000 principal amount 8.000% Senior Notes due 2027
Distribution:	144A/Reg S with registration rights
Ranking:	Senior unsecured
Coupon:	8.000%
Maturity:	June 15, 2027
Issue price:	100.000% of principal amount
Gross Proceeds to Issuer:	$750,000,000
Yield to Maturity:	8.000%
Spread to Benchmark Treasury:	+575 bps
Benchmark Treasury:	2.375% UST due May 15, 2027
Interest payment dates:	June 15 and December 15 of each year, commencing December 15, 2017
Record dates:	June 1 and December 1
Equity clawback	Up to 35% at 108.000% prior to June 15, 2020
Optional redemption:	Make-whole call @ T+50 basis points at any time prior to June 15, 2022, plus accrued and unpaid interest to the redemption date, then:
	On or after:	Price:
	June 15, 2022	104.000%
	June 15, 2023	102.667%
	June 15, 2024	101.333%
	June 15, 2025 and thereafter	100.000%

Joint Book-Running Managers:	Citigroup Global Markets Inc. Credit Agricole Securities (USA) Inc. J.P. Morgan Securities LLC
Senior Co-Managers:	Deutsche Bank Securities Inc. Goldman Sachs & Co. LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Morgan Stanley & Co. LLC MUFG Securities Americas Inc. Wells Fargo Securities, LLC
Co-Managers:	Barclays Capital Inc. BNP Paribas Securities Corp. DNB Markets, Inc. Mizuho Securities USA LLC Natixis Securities Americas LLC Scotia Capital (USA) Inc.

If any of the initial purchasers or their affiliates have a lending relationship with us, then certain of those initial purchasers or their affiliates routinely hedge, certain other of those initial purchasers or their affiliates currently hedge and are likely to hedge in the future and certain other of those initial purchasers or their affiliates may hedge or otherwise reduce, their credit exposure to us consistent with their customary risk management policies. Typically, the initial purchasers and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities, including potentially the notes. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby.

Trade date:	May 22, 2017
Settlement date:
June 6, 2017 (T+10)
We expect to deliver the notes against payment for the notes on the tenth business day following the pricing of the notes (“T+10”). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in three business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next six succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+10, to specify alternative settlement arrangements to prevent a failed settlement.

CUSIP:	144A: 165167 CV7 Reg S: U16450 AV7
ISIN:	144A: US165167CV76 Reg S: USU16450AV72
Denominations:	$2,000 x $1,000
__________________

This material is confidential and is for your information only and is not intended to be used by anyone other than you. This information does not purport to be a complete description of these notes or the offering. Please refer to the Preliminary Offering Circular for a complete description.

This communication is being distributed in the United States solely to Qualified Institutional Buyers, as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States solely to Non-U.S. persons as defined under Regulation S. The notes and the related guarantees have not been registered with the Securities and Exchange Commission under the Securities Act or any state or foreign securities laws. The notes and the related guarantees may not be offered or sold in the United States or to any U.S. persons except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction.

Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.

SCHEDULE D

Time of Sale Information in addition to Preliminary Offering Circular

Term Sheet dated May 22, 2017

EXHIBIT A
Form of Opinion of Baker Botts
1.     Each of the Covered Guarantors1 is validly existing and in good standing as a corporation, limited partnership or limited liability company, as applicable, in each jurisdiction set forth in an exhibit to such opinion, with corporate, limited partnership or limited liability company power and authority, as the case may be, to execute and deliver, and perform its obligations under, the Opinion Documents2 to which it is a party.
2.     Each Covered Guarantor has taken all requisite corporate, limited liability company or limited partnership, as applicable, action necessary to authorize the issuance and sale of the Guarantee to be issued by it and to execute and deliver each of the Opinion Documents to which it is a party and perform its obligations thereunder.
3.     Each of the Opinion Documents has been duly authorized by all requisite corporate, limited liability company or limited partnership, as applicable, action on behalf of each of the Covered Guarantors party thereto.
4.     Each of the Purchase Agreement and the Registration Rights Agreement has been duly executed and delivered by each of the Covered Guarantors. Assuming the due authorization, execution and delivery of the Registration Rights Agreement by the parties thereto other than the Covered Guarantors, the Registration Rights Agreement is a valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms.
5.     The Indenture and the Guarantees have been duly executed and delivered by each of the Covered Guarantors. Assuming the due authorization, execution and delivery thereof by the parties thereto other than the Covered Guarantors, the Indenture is a valid and binding agreement of the Company and each of the Guarantors, enforceable against the Company and each of the Guarantors in accordance with its terms.
6.     When the Notes are duly executed by the Company and duly authenticated by the Trustee in accordance with the provisions of the Indenture (assuming the due authorization, execution and delivery of the Notes and the Indenture by the parties thereto other than the Covered Guarantors) and delivered to and paid for by the Purchasers in accordance with the terms of the Purchase Agreement, the Notes will constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, and will be entitled to the benefits of the Indenture.
7.     When the Offered Securities (including the Guarantees) have been duly authenticated by the Trustee as provided in the Indenture (assuming the due authorization, execution and delivery of the Offered Securities and the Indenture by the parties thereto other than the Covered Guarantors) and delivered to and paid for by the Purchasers in accordance with the terms of the Purchase Agreement, the Guarantee of each Guarantor will constitute the valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.

1 Sparks Drive SWD, Inc. (Delaware), CHK Energy Holdings, Inc. (Texas), CHK Utica, L.L.C. (Delaware) and Empress Louisiana Properties, L.P. (Texas).
2 NTD: The Purchase Agreement, the Indenture (including the form of note) and the Registration Rights Agreement.

8.     When the Exchange Securities (including the Guarantees) have been duly authenticated by the Trustee as provided in the Indenture (assuming the due authorization, execution and delivery of the Exchange Securities and the Indenture by the parties thereto other than the Covered Guarantors) and delivered in exchange for the Offered Securities as contemplated by the Registration Rights Agreement, the Guarantee of each Guarantor will constitute the valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms.
9.     None of the execution and delivery by the Company and the Covered Guarantors of each of the Opinion Documents to which it is party, the consummation on the Closing Date by the Company and the Subsidiary Guarantors of the transactions contemplated by the Purchase Agreement and the Offering Documents, including the issuance and sale of the Offered Securities, or the issuance of the Exchange Securities by the Company and the Subsidiary Guarantors in exchange for the Offered Securities in accordance with the terms of the Registration Rights Agreement will (a) constitute or result in a breach or violation of any of the terms and provisions of, or constitute a default under, (i) the charter or bylaws (or similar organizational documents) of any of the Covered Guarantors or (ii) the Reviewed Agreements3 or (b) violate Applicable Law, except in the case of clause (b) as would not result in a Material Adverse Effect. “Applicable Law” means the laws of the State of New York, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, the General Corporation Law of the State of Delaware, Texas law and the federal laws or regulations of the United States of America, in each case other than federal or state securities or blue sky laws or regulations, antifraud laws and rules and regulations of the Financial Industry Regulatory Authority, Inc.
10.     No consent, approval, authorization or order of, or filing with, any governmental agency or body or any court is required to be obtained or made by the Company under Applicable Law for (i) the due execution and delivery of the Purchase Agreement, (ii) the issuance or sale of the Offered Securities or (iii) the issuance of the Exchange Securities in exchange for the Offered Securities in accordance with the terms of the Registration Rights Agreement.
11.     The statements set forth in the Time of Sale Information and the Offering Circular under the caption “Description of Notes” and “Registration Rights,” insofar as such statements purport to constitute a summary of the Offered Securities, the Indenture and the Registration Rights Agreement, are accurate in all material respects.
12.     The statements set forth in the Time of Sale Information and the Offering Circular under the caption “Certain United States Federal Income Tax Considerations,” insofar as they purport to constitute a summary of United States federal income tax law and regulations or legal conclusions with respect thereto, are accurate in all material respects, subject to the assumptions and qualifications set forth therein.
13.     None of the Company or the Subsidiary Guarantors is, and, after giving effect to the offering and sale of the Offered Securities pursuant to the Purchase Agreement and the application of the net proceeds therefrom, will be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.
14.     Assuming without independent investigation, (a) the accuracy of the representations and warranties of the Company and each Subsidiary Guarantor set forth in the Purchase Agreement and in those certain certificates delivered pursuant thereto on the date hereof; (b) the accuracy of the representations and warranties of the Purchasers set forth in the Purchase Agreement; (c) the due performance and compliance by the Company and the Purchasers of their respective covenants and agreements set forth in the Purchase Agreement; and (d) the Purchasers’ and the Company’s compliance with the Offering Circular and the transfer procedures and restrictions described therein, it is not necessary to register the issuance and sale of the Offered Securities by the Company to the Purchasers or the initial offer and resale of the Offered Securities by the Purchasers, in each case in the manner contemplated by the Purchase Agreement and the

3 The Company's principal debt documents.

Offering Circular, under the Securities Act of 1933, as amended, or to qualify the Indenture in respect thereof under the Trust Indenture Act of 1939, as amended, it being expressly understood that we express no opinion in this paragraph 14 as to any subsequent offer or resale of any of the Offered Securities.
Such counsel shall also include a statement substantially to the following effect:
We have reviewed the Time of Sale Information and the Offering Circular and have participated in conferences with officers and other representatives of the Company, with representatives of the Company’s independent registered public accounting firm and independent petroleum engineer or other expert, and with your representatives and your counsel, at which the contents of the Time of Sale Information, the Offering Circular and related matters were discussed. The purpose of our professional engagement was not to establish or confirm factual matters set forth in the Time of Sale Information or the Offering Circular, and we have not undertaken to verify independently any of the factual matters in such documents. Moreover, many of the determinations required to be made in the preparation of the Time of Sale Information and the Offering Circular involve matters of a non-legal nature. Accordingly, we are not passing upon, and do not assume any responsibility for, the accuracy, completeness or fairness of the statements included in the Time of Sale Information and the Offering Circular (except to the extent stated in paragraphs 11 and 12 above). Subject to the foregoing, and on the basis of the information we gained in the course of performing the services referred to above, we advise you that nothing came to our attention that caused us to believe that:
(A)    the Time of Sale Information, as of the Time of Sale, included an untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, or
(B)    the Offering Circular, as of its date or as of the date hereof, included or includes an untrue statement of a material fact or omitted or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading;
it being understood that in each case we have not been asked to, and do not, express any belief with respect to (a) the financial statements and schedules or other financial or accounting information included or incorporated by reference therein or omitted therefrom, (b) the summary reserve report of the independent petroleum engineer and reserve information included or incorporated by reference therein, (c) reserve information included or incorporated by reference therein or omitted therefrom or (d) representations and warranties and other statements of fact contained in the exhibits to documents.
The foregoing is subject to customary qualifications, assumption and exceptions. In giving such opinions, such counsel may rely, to the extent it deems proper, without independent investigation, upon the certificates, statements and other representations of officers and other representatives of the Company and the Covered Guarantors and of governmental and public officials with respect to the accuracy and completeness of the material factual matters contained therein or covered thereby. In making its examination, such counsel may assume that all signatures on documents examined by it are genuine, all documents submitted to it as originals are authentic and complete, all documents submitted to us as certified or photostatic copies are true and correct copies of the originals of such documents and such original copies are authentic and complete. Such opinions may be limited in all respects to the laws of the State of New York, the Delaware Limited Liability Company Act, the Delaware Revised Uniform Limited Partnership Act, the General Corporation Law of the State of Delaware, the laws of the State of Texas and the federal laws or regulations of the United States of America, each as in effect on the date hereof.
In giving the opinion expressed in paragraph 1 above as to the existence and good standing of CHK Energy Holdings, Inc. and Empress Louisiana Properties, L.P., such counsel may rely upon a certificate issued by the Office of the Secretary of State of the State of Texas and a statement of Franchise Tax Account Status, dated as of June 6, 20174, obtained through the website of the Office of the Comptroller of Public Accounts of Texas, which statement expressly states that, as of the date thereof, the right of CHK Energy Holdings, Inc. and Empress Louisiana Properties, L.P., to transact business in Texas is “active.”
The opinions set forth in paragraphs 4, 5, 6, 7 and 8 above are subject to the qualification that the enforcement of the agreements and instruments referred to therein may be limited by (a) applicable bankruptcy, insolvency, fraudulent conveyance or transfer, reorganization, moratorium or similar laws of general applicability relating to or affecting creditors’ rights and remedies and to general principles of equity (whether considered in a proceeding in equity or at law) and comity and (b) public policy, applicable law relating to fiduciary duties and indemnification and contribution and an implied covenant of good faith and fair dealing.
The opinion in paragraph 9(a)(ii) is limited in that such counsel need express no opinion with respect to any breach or violation of, or default under, any of the Reviewed Agreements (i) not readily ascertainable from the face of any such Reviewed Agreement, (ii) arising under or based on any cross-default provision insofar as it relates to a default under an agreement that is not a Reviewed Agreement or (iii) arising under or based on any covenant of a financial or numerical nature or requiring computation.
Capitalized terms used, but not defined, herein shall have the meanings ascribed to them by the Purchase Agreement of which this exhibit is a part.

4 Date of closing.

EXHIBIT B
Form of Opinion of Derrick & Briggs L.L.P.
June 6, 2017

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:
We serve as Oklahoma counsel to Chesapeake Energy Corporation, an Oklahoma corporation (“Issuer”), and the direct or indirect wholly-owned subsidiaries of the Issuer domiciled in Oklahoma, which are listed on the attached Exhibit A (the “Subsidiary Guarantors” and together with the Issuer, each, the “Company” and, collectively, the “Companies”). The Companies and other direct or indirect wholly-owned subsidiaries of the Issuer have entered into a Purchase Agreement dated as of May 22, 2017 (the “Purchase Agreement”), with Citigroup Global Markets Inc., acting on behalf of itself and as the representative of the Purchasers, for the sale and delivery of an aggregate principal amount of up to $750,000,000 of the Issuer’s 8.000% Senior Notes due 2027 (the “Notes”). We are providing this Opinion Letter to you under Section 5(d) of the Purchase Agreement.
We have set forth expressly the assumptions upon which we rely. We are appending a glossary of terms that lists certain capitalized terms not otherwise defined in this Opinion Letter and their definitions. Capitalized terms not otherwise defined in this Opinion Letter or the appended glossary are defined in the Purchase Agreement. The law covered by the opinions expressed within this Opinion Letter is limited to the Law of the Opining Jurisdiction (Oklahoma) and the Law of the United States of America.
For the following opinions, we investigated such questions of law and examined such information from officers and representatives of the Companies as we deemed necessary or appropriate for the purposes of this Opinion Letter. We are relying upon factual representations made by the Companies in the Officer’s Certificates (defined below) and in Section 2 of the Purchase Agreement, and by Purchasers in Section 3(b) of the Purchase Agreement.
In addition, we examined the following documents:

(i)	The Preliminary Offering Circular dated May 22, 2017;

(ii)	The Offering Circular dated May 22, 2017 (the “Final Offering Circular”);

(iii)	The Purchase Agreement;

(iv)	The Registration Rights Agreement (as defined in the Purchase Agreement);

(v)	The Indenture (as defined in the Purchase Agreement);

(vi)	The Notes (as defined in the Indenture);

Citigroup Global Markets Inc.
June 6, 2017

(vii)	Certificates of Good Standing, each dated June 6, 2017[5], issued by the Secretary of State of the State of Oklahoma with respect to each of the Companies (the “Good Standing Certificates”); and

(viii)
A certificate of an officer, manager or general partner of each of the Companies, as applicable (the “Officer’s Certificates”), certifying to us (A) copies of the certificate of incorporation, articles of organization, or certificate of limited partnership, as applicable, and the bylaws, operating agreement, or limited partnership agreement, as applicable, of each Company (collectively, the “Constituent Documents”) and (B) resolutions of the governing body or person of such Company.

We refer to the Purchase Agreement, the Registration Rights Agreement, the Indenture and the Notes as the “Transaction Documents”. “Offering Documents” has the meaning ascribed in the Purchase Agreement.
Based on the foregoing and subject to the assumptions and qualifications set forth in this Opinion Letter, we opine that:
1.Each Company is an entity of the type specified for such Company on Exhibit A and exists in good standing in Oklahoma.
2.Each Company has the limited liability company, limited partnership, or corporate power and authority (a) to execute, deliver and perform its obligations under the Transaction Documents to which it is a party, (b) to issue and sell the Offered Securities as contemplated by the Offering Documents, and (c) to issue the Exchange Securities as contemplated in the Registration Rights Agreement.
3.Each Company has duly authorized the execution, delivery and performance of the Transaction Documents to which it is a party. Each Company has duly authorized the issuance and sale of the Offered Securities and the Exchange Securities. Each Company has duly executed and delivered each Transaction Document to which it is a party.
4.Each Company’s execution, delivery and performance of the Transaction Documents to which it is a party and the issuance and sale of the Offered Securities (a) will not violate any provisions of the Constituent Documents of such Company, (b) are not prohibited by applicable Laws of the Opining Jurisdiction and do not subject such Company to any fine, penalty or any other similar sanctions under the Laws of the Opining Jurisdiction, and (c) do not require any filing or registration by such Company with, or approval, consent or authorization of, any governmental authority under the Laws of the Opining Jurisdiction.

5 NTD: Will reference the bring down good standing certificate. Good standings to be brought down on date of closing.

Citigroup Global Markets Inc.
June 6, 2017

In addition to the assumptions described elsewhere in this Opinion Letter, the opinions set forth above are also subject to the following qualifications:
(a)All natural persons who are involved on behalf of the Companies have sufficient legal capacity to enter into and perform the transactions contemplated by the applicable Transaction Documents and to carry out their roles in the transactions.
(b)Each party other than the Companies has satisfied those legal requirements applicable to it that are necessary to make the Transaction Documents signed by it enforceable against it in accordance with its terms.
(c)Each party other than the Companies has complied with all legal requirements pertaining to its status as such status relates to its rights to enforce the applicable Transaction Documents against the Companies.
(d)Each document submitted to us for review is accurate and complete, each document that is an original is authentic, each document that is a copy conforms to an authentic original, and all signatures on each document are genuine.
(e)Our opinions in paragraph 1 concerning the existence and good standing of the Companies are based solely on the Good Standing Certificates.
(f)We assume that each Company delivered the executed Transaction Documents to which it is a party to its counterparty or parties without condition and with the intention to be immediately bound by that Transaction Document. We further assume that delivery was made physically or by electronic means and, if the latter, that the parties to the applicable the Transaction Document had agreed to delivery by electronic means.
(g)There has been no mutual mistake of fact or misunderstanding, fraud, duress or undue influence with respect to, or affecting any of, the parties.
(h)The parties have dealt with one another in good faith and with fair dealing and conscionability.
(i)The Purchasers have acted in good faith and without notice of any defense against the enforceability of any rights created by the Notes.
(j)There are no agreements or understandings among the parties, written or oral, and there is no usage of trade or course of prior dealing among the parties that would, in either case, define, supplement or qualify the terms of the Transaction Documents.
(k)The constitutionality or validity of the relevant statute, rule, regulation or agency action is not in issue unless a reported decision in the Opining Jurisdiction has specifically addressed but not resolved, or has established, its unconstitutionality or invalidity.
(l)All parties will act in accordance with, and will refrain from taking any action that is forbidden by, the terms and conditions of the Transaction Documents.

Citigroup Global Markets Inc.
June 6, 2017

(m)None of the foregoing opinions include any implied opinion unless such implied opinion is both essential to the legal conclusion reached by the express opinions set forth above and based upon prevailing norms and expectations among experienced lawyers in the State, reasonable in the circumstances. Unless explicitly addressed in this Opinion Letter, the foregoing opinions do not address any of the following legal issues, and we specifically express no opinion with respect to:

(i)
Federal securities laws and regulations administered by the Securities and Exchange Commission, state “blue sky” laws and regulations, and laws and regulations relating to commodity (and other) futures and indices and other similar instruments, except for our opinion in paragraph 4 concerning availability of an exemption from registration under the Oklahoma Securities Act for the issuance and sale of the Notes;

(ii)	Federal Reserve Board margin regulations;
(iii)	Federal Reserve Board margin regulations;
(iv)	Federal and state antitrust and unfair competition laws and regulations;
(v)
Federal and state laws and regulations concerning filing and notice requirements (e.g., Hart-Scott-Rodino and Exon-Florio), other than requirements applicable to charter-related documents such as a certificate of merger;

(vi)	Compliance with fiduciary duty requirements;
(vii)	Local Law;
(viii)	Fraudulent transfer and fraudulent conveyance laws;
(ix)	Federal and state environmental laws and regulations;
(x)	Federal and state land use and subdivision laws and regulations;
(xi)	Federal and state tax laws and regulations;
(xii)	Federal patent, copyright and trademark, state trademark, and other Federal and state intellectual property laws and regulations;
(xiii)	Federal and state racketeering, anti-bribery, anti-corruption laws, anti-money laundering and anti-terrorism laws and regulations;
(xiv)	Federal and state health and safety laws and regulations;
(xv)	Federal and state labor laws and regulations;
(xvi)	Federal, state or tribal gaming laws and regulations;
(xvii)	The Dodd Frank Wall Street Reform and Consumer Protection Act or its regulations;
(xviii)	Federal and state laws, regulations and policies concerning (A) national and local emergency, (B) possible judicial deference to acts of sovereign states, and (C) criminal and civil forfeiture laws;

Citigroup Global Markets Inc.
June 6, 2017

(xix)	Other Federal and state statutes of general application to the extent they provide for criminal prosecution (e.g., mail fraud and wire fraud statutes); and
(xx)	Tribal government laws and regulations.
(o)We prepared this Opinion Letter based on customary practices for the preparation and interpretation of closing opinions of this type, with which we assume you are familiar.
(p)We assume no obligation to supplement this Opinion Letter if any applicable laws change after the date of this Opinion Letter, or if we become aware of any facts that might change the opinions expressed above after the date of this Opinion Letter.
This Opinion Letter is rendered for the sole benefit of the current Opinion Recipients, and no other person or entity is entitled to rely hereon, except for any successor and assigns of the Opinion Recipients, and any underwriter, placement agent or principal of and any rating agency rating any securities evidencing ownership interests in the Notes. Copies of this Opinion Letter may not be made available, and this Opinion Letter may not be quoted or referred to in any other document made available, to any other person or entity, except to any governmental or other regulatory authority and any rating agency auditing, monitoring or evaluating investments of the Purchasers or compliance by the Purchasers with investment grading or evaluation and any accountant or attorney for any person or entity entitled to rely on this Opinion Letter or to whom or which this Opinion Letter may be disclosed under this paragraph, or as otherwise provided by law.
Very truly yours,
DERRICK & BRIGGS, LLP

GLOSSARY
As used in the Opinion Letter to which this Glossary is attached, except as otherwise defined in such Opinion Letter, the following terms (whether used in the singular or the plural) shall have the meanings indicated:
Law: the statutes, the judicial and administrative decisions, and the rules and regulations of the governmental agencies of the Opining Jurisdiction, excluding its Local Law and the other laws and regulations excepted in paragraph (m).
Local Law: the statutes and ordinances, the administrative decisions, and the rules and regulations of counties, towns, municipalities and special political subdivisions (whether created or enabled through legislative action at the Federal, state or regional level, such as water agencies, joint power districts, the Oklahoma Turnpike Authority, the Central Oklahoma Transit and Parking Authority), and judicial decisions to the extent that they deal with any of the foregoing.
Opining Jurisdiction: Oklahoma.
Opinion Letter: the document setting forth the Opinion that is delivered to and accepted by the Opinion Recipient.
Opinion Recipient: the addressee or addressees of the Opinion Letter.

EXHIBIT C

Restrictions on Offers and Sales Outside the United States

In connection with offers and sales of Offered Securities outside the United States:

(a) Each Purchaser acknowledges that the Offered Securities have not been registered under the Securities Act and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons except pursuant to an exemption from, or in transactions not subject to, the registration requirements of the Securities Act.

(b) Each Purchaser, severally and not jointly, represents, warrants and agrees that:

(i) Such Purchaser has offered and sold the Offered Securities, and will offer and sell the Offered Securities, (A) as part of their distribution at any time and (B) otherwise until 40 days after the later of the commencement of the offering of the Offered Securities and the Closing Date, only in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act.

(ii) None of such Purchaser or any of its affiliates or any other person acting on its or their behalf has engaged or will engage in any directed selling efforts with respect to the Offered Securities, and all such persons have complied and will comply with the offering restrictions requirement of Regulation S.

(iii) At or prior to the confirmation of sale of any Offered Securities sold in reliance on Regulation S, such Purchaser will have sent to each distributor, dealer or other person receiving a selling concession, fee or other remuneration that purchases Offered Securities from it during the distribution compliance period a confirmation or notice to substantially the following effect:

The Offered Securities covered hereby have not been registered under the Securities Act, and may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (i) as part of their distribution at any time or (ii) otherwise until 40 days after the later of the commencement of the offering of the Offered Securities and the date of original issuance of the Offered Securities, except in accordance with Regulation S or Rule 144A or any other available exemption from registration under the Securities Act. Terms used above have the meanings given to them by Regulation S.

(iv) Such Purchaser has not and will not enter into any contractual arrangement with any distributor with respect to the distribution of the Offered Securities, except with its affiliates or with the prior written consent of the Company. Terms used in paragraph (a) and this paragraph (b) and not otherwise defined in this Agreement have the meanings given to them by Regulation S.